EXHIBIT 23.1

111 PACIFICA, SUITE 300

IRVINE, CALIFORNIA 92618

(949) 910-HALL (4255)

(949) 910-HALL (4255)

HALL&COMPANYCertified Public Accountants, Inc.

 TAX, FINANCIAL AND MANAGEMENT CONSULTING SERVICES

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 2020 relating to the consolidated financial statements of SOBR Safe, Inc. and subsidiaries for the year ended December 31, 2019. Our report includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the registration statement.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

February 11, 2022